Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communication, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces Fourth Quarter and Fiscal 2017 Financial Results

Global retail sales growth of 11.7% for the fourth quarter; 12.7% for fiscal 2017

Domestic same store sales growth of 4.2% for the fourth quarter; 7.7% for fiscal 2017

International same store sales growth of 2.5% for the fourth quarter; 3.4% for fiscal 2017

Global net store growth of 422 for the fourth quarter; 1,045 for fiscal 2017

Diluted EPS up 41.2% to $2.09 for the fourth quarter; up 35.6% to $5.83 for fiscal 2017

ANN ARBOR, Michigan, February 20, 2018: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced results for the fourth quarter and fiscal 2017, comprised of strong growth in same store sales, global store counts and earnings per share. Domestic same store sales grew 4.2% during the quarter versus the year-ago period, and 7.7% for the full year, continuing the positive sales momentum in the Company’s domestic business. The international division also posted positive results, with same store sales growth of 2.5% during the quarter and 3.4% for the full year. The fourth quarter marked the 96th consecutive quarter – or 24th year – of positive international same store sales growth and the 27th consecutive quarter of positive domestic same store sales growth. The Company also had fourth quarter global net store growth of 422 stores, comprised of 96 net new domestic stores and 326 net new international stores. In fiscal 2017, the Company opened 1,045 net new stores, comprised of 216 net new domestic stores and 829 net new international stores.

Fourth quarter diluted EPS was $2.09, up 41.2% over the prior year quarter; fiscal 2017 diluted EPS was $5.83, up 35.6% over the prior year. Fiscal 2017 diluted EPS, as adjusted, was $5.91, up 37.4% over the prior year diluted EPS of $4.30.

On February 14, 2018, the Board of Directors declared a 55-cent per share quarterly dividend for shareholders of record as of March 15, 2018 to be paid on March 30, 2018. This represents an increase of approximately 20% over the previous quarterly dividend amount.

“Without question, we are pleased with our fourth quarter and full-year 2017 performance – with results that continued to outpace the industry,” said J. Patrick Doyle, President and Chief Executive Officer. “Our 2017 global retail sales growth and domestic comps outperformed the high-end of our stated three to five-year outlook. This, along with tremendous net store growth and an incredibly low number of closures, helps validate that our long-term fundamental strength is well intact heading into 2018.”

Fourth Quarter and Fiscal 2017 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2017	Fourth Quarter of 2016	Fiscal 2017	Fiscal 2016
Net income	$93.3	$72.7	$277.9	$214.7
Weighted average diluted shares	44,593,094	49,090,074	47,677,834	49,923,859
Diluted earnings per share, as reported (1)	$2.09	$1.48	$5.83	$4.30
Items affecting comparability (2)	—	—	0.08	—

Diluted earnings per share, as adjusted (1) (2)	$2.09	$1.48	$5.91	$4.30

(1)	In the first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, (ASU 2016-09), which requires the Company to record excess tax benefits from equity-based compensation as a reduction of the provision for income taxes in the income statement, whereas they were previously recognized in equity. See the “Adoption of New Accounting Guidance” section on page three for additional information.
(2)	Refer to the Items Affecting Comparability section on page four for additional details. See also the Comments on Regulation G section on page five.

More...

Domino’s Pizza: Q4 2017 Earnings Release, Page Two

•	Revenues were up 8.8% for the fourth quarter versus the prior year quarter, due primarily to higher supply chain revenues from increased volumes. Higher royalties derived from our retail sales in both our international and domestic markets also contributed to the increase in revenues. Consolidated revenues also benefited from the positive impact of foreign currency exchange rates.

•	Net Income increased 28.3% for the fourth quarter versus the prior year quarter, primarily driven by an increase in global royalty revenues as well as higher supply chain volumes. The adoption of the new equity-based compensation accounting standard also positively impacted net income by approximately $6.8 million. See the “Adoption of New Accounting Guidance” section on page three for additional information. Additionally, the pre-tax gain on the sale of certain domestic Company-owned stores to franchisees in the fourth quarter resulted in a $4.0 million decrease to our consolidated general and administrative expenses. These increases were partially offset by a pre-tax $5.3 million increase in net interest expense for the fourth quarter as compared to the prior year as a result of higher net debt levels following our 2017 recapitalization transaction.

•	Diluted EPS was $2.09 for the fourth quarter versus $1.48 in the prior year quarter. This represents a 61-cent or 41.2% increase over the prior year quarter. This increase was driven by higher net income, as well as lower diluted share count, primarily resulting from share repurchases.

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page five for additional details.

	Fourth Quarter of 2017	Fiscal 2017
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+ 3.8%	+ 8.7%
Domestic franchise stores	+ 4.2%	+ 7.6%

Domestic stores	+ 4.2%	+ 7.7%

International stores (excluding foreign currency impact)	+ 2.5%	+ 3.4%

Global retail sales growth: (versus prior year period)
Domestic stores	+ 7.6%	+ 11.1%
International stores	+ 15.6%	+ 14.2%

Total	+ 11.7%	+ 12.7%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+ 7.6%	+ 11.1%
International stores	+ 12.0%	+ 14.8%

Total	+ 9.9%	+ 13.0%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at September 10, 2017	399	5,092	5,491	8,943	14,434
Openings	10	92	102	339	441
Closings	—	(6)	(6)	(13)	(19)
Transfers	(17)	17	—	—	—

Store count at December 31, 2017	392	5,195	5,587	9,269	14,856

Fourth quarter 2017 net change	(7)	103	96	326	422

Fiscal 2017 net change	—	216	216	829	1,045

More...

Domino’s Pizza: Q4 2017 Earnings Release, Page Three

Conference Call Information

The Company will file its annual report on Form 10-K this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its fourth quarter and fiscal 2017 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. The webcast will also be archived for one year on biz.dominos.com.

Adoption of New Accounting Guidance

The Company adopted ASU 2016-09 in the first quarter of fiscal 2017. This standard addresses accounting for income taxes and forfeitures and the cash flow presentation of share-based compensation. The adoption resulted in a $6.8 million decrease in our fourth quarter 2017 provision for income taxes, or a 5.0 percentage point decrease in our fourth quarter 2017 effective tax rate, due primarily to the recognition of excess tax benefits for options exercised. For fiscal 2017, the adoption resulted in a $27.2 million decrease in our provision for income taxes, or a 6.8 percentage point decrease in our effective tax rate. This item positively impacted our diluted EPS by approximately 15 cents and 57 cents in the fourth quarter and fiscal 2017, respectively. Refer to the Company’s Form 10-K for the fiscal year ended December 31, 2017 for additional information regarding the impact of the adoption of ASU 2016-09.

In the first quarter of fiscal 2018, the Company will adopt Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). Under this new accounting standard, the Company has determined that there are not separate performance obligations associated with the franchise advertising contributions received by Domino’s National Advertising Fund (“DNAF”) and, as a result, these franchise contributions and the related expenses will be presented gross in the Company’s consolidated statement of income. The Company expects this change to have a material impact on its total revenues and expenses beginning in fiscal 2018. However, this impact will generally be an offsetting increase to both revenues and expenses such that the impact on income from operations and net income, if any, is not expected to be material. The Company will also present the activity associated with DNAF on a gross basis in the statement of cash flows beginning in fiscal 2018. Refer to the Company’s Form 10-K for the fiscal year ended December 31, 2017 for additional information regarding the anticipated impact of adoption of ASC 606.

Tax Cuts and Jobs Act

On December 22, 2017, the Tax Cuts and Jobs Act (the “2017 Tax Act”) was enacted. The 2017 Tax Act includes many changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017. While the impact of the 2017 Tax Act was not material to the Company’s 2017 financial statements, based on preliminary estimates, we anticipate it will significantly lower our effective tax rate in future periods. Refer to the Company’s Form 10-K for the fiscal year ended December 31, 2017 for additional information regarding the impact of the 2017 Tax Act.

Share Repurchases

During the fourth quarter, the Company repurchased and retired 937,026 shares of its common stock under its open market share repurchase program, including 659,807 shares received at final settlement of our previously disclosed $1.0 billion accelerated share repurchase program. The remaining 277,219 shares were repurchased and retired during the fourth quarter for approximately $51.5 million at an average price of $185.89 per share. During fiscal 2017, the Company repurchased and retired a total of 5,576,249 shares of its common stock for approximately $1.06 billion at an average price of $190.85 per share. The Company had approximately $198.5 million remaining under its $1.25 billion authorization for share repurchases as of December 31, 2017.

On February 14, 2018, the Board of Directors authorized a new share repurchase program to repurchase up to $750.0 million of the Company’s common stock. This repurchase program replaces the remaining availability of approximately $198.5 million under the Company’s previously approved $1.25 billion share repurchase program.

More...

Domino’s Pizza: Q4 2017 Earnings Release, Page Four

Items Affecting Comparability

The Company’s reported financial results for fiscal 2017 are not comparable to the reported financial results for the equivalent period in 2016. The table below presents certain items that affect comparability between 2017 and 2016 financial results. Management believes that including such information is critical to the understanding of its financial results for fiscal 2017 as compared to the same period in 2016 (see the Comments on Regulation G section on page five for additional details).

In addition to the items in the table below, the Company had lower weighted average diluted shares outstanding in 2017 that resulted in an increase in diluted EPS of approximately 18 cents in the fourth quarter of 2017 and approximately 24 cents in fiscal 2017. The Company also incurred higher net interest expense in 2017 primarily as a result of higher net debt levels. The increase in net interest expense resulted in a decrease in diluted EPS of approximately seven cents in both the fourth quarter of 2017 and fiscal 2017.

	Fiscal 2017
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact
2017 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(622)	$(389)	$(0.01)
Interest expense (2)	(264)	(165)	(0.00)
Debt issuance cost write-off (3)	(5,521)	(3,450)	(0.07)

Subtotal	(6,407)	(4,004)	(0.08)

Total of 2017 items	$(6,407)	$(4,004)	$(0.08)

(1)	Represents legal, professional and administrative fees incurred in connection with the Company’s 2017 recapitalization.
(2)	Represents interest expense the Company incurred on its 2012 debt subsequent to the closing of the 2017 recapitalization but prior to the repayment of the 2012 debt, resulting in the payment of interest on both the 2012 and 2017 facilities for a short period of time.
(3)	Represents the write-off of debt issuance costs related to the extinguishment of the 2012 debt in connection with the Company’s 2017 recapitalization.

Three to Five-Year Outlook

The Company does not provide quarterly or annual earnings estimates. The following outlook does not constitute specific earnings guidance. In January 2018, the Company reaffirmed its three to five-year outlook as follows:

Current Outlook
Domestic same store sales growth	3% – 6%
International same store sales growth (1)	3% – 6%
Net unit growth	6% – 8%
Global retail sales growth (1)	8% –12%

(1) Excluding foreign currency impact

More...

Domino’s Pizza: Q4 2017 Earnings Release, Page Five

Liquidity

As of December 31, 2017, the Company had approximately:

•	$35.8 million of unrestricted cash and cash equivalents;

•	$3.15 billion in total debt; and

•	$128.3 million of available borrowings under its $175.0 million variable funding notes, net of letters of credit issued of $46.7 million. The Company has collateralized $36.7 million of its letters of credit with restricted cash, and has the ability to access this cash with minimal notice.

The Company invested $90.0 million in capital expenditures during fiscal 2017, versus $58.6 million in fiscal 2016. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under U.S. generally accepted accounting principles (GAAP), was approximately $249.0 million in fiscal 2017.

(in thousands)	Fiscal 2017
Net cash provided by operating activities	$339,036
Capital expenditures	(90,011)

Free cash flow	$249,025

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and other fiscal periods. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted, to internally evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

More...

Domino’s Pizza: Q4 2017 Earnings Release, Page Six

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 14,800 stores in over 85 markets. Domino’s had global retail sales of over $12.2 billion in 2017, with more than $5.9 billion in the U.S. and more than $6.3 billion internationally. In the fourth quarter of 2017, Domino’s had global retail sales of nearly $4.0 billion, with nearly $1.9 billion in the U.S. and over $2.1 billion internationally. Its system is comprised of independent franchise owners who accounted for over 97% of Domino’s stores as of the fourth quarter of 2017. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2017 from digital channels, primarily online ordering and mobile applications. In the U.S., Domino’s generates over 60% of sales via digital channels and has produced several innovative ordering platforms, including Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and text message using a pizza emoji. In late 2017, as part of an industry-first collaboration with Ford Motor Company, Domino’s began a meaningful test of delivery using self-driving vehicles.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our domestic and international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of the 2015 Recapitalization and the 2017 Recapitalization and our ability to incur additional indebtedness or refinance that indebtedness in the future; our future financial performance and our ability to pay principal and interest on our indebtedness; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete domestically and internationally in our intensely competitive industry; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with our franchisees and their ongoing level of profitability; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government

More...

Domino’s Pizza: Q4 2017 Earnings Release, Page Seven

legislation and regulations, including changes in our effective tax rate; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches or other cyber risks; the effect of war, terrorism or catastrophic events; our ability to pay dividends and repurchase shares; changes in consumer preferences, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, we will not undertake and specifically decline any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

More...

Domino’s Pizza: Q4 2017 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands, except per share data)	December 31, 2017	% of Total Revenues	January 1, 2017	% of Total Revenues
Revenues:
Domestic Company-owned stores	$151,966		$143,781
Domestic franchise	108,839		103,797
Supply chain	558,238		514,355
International franchise	72,466		57,502

Total revenues	891,509	100.0%	819,435	100.0%

Cost of sales:
Domestic Company-owned stores	114,636		108,089
Supply chain	496,021		456,612

Total cost of sales	610,657	68.5%	564,701	68.9%

Operating margin	280,852	31.5%	254,734	31.1%
General and administrative	105,601	11.8%	104,017	12.7%

Income from operations	175,251	19.7%	150,717	18.4%
Interest expense, net	(38,695)	(4.3)%	(33,407)	(4.1)%

Income before provision for income taxes	136,556	15.4%	117,310	14.3%
Provision for income taxes	43,229	4.9%	44,576	5.4%

Net income	$93,327	10.5%	$72,734	8.9%

Earnings per share:
Common stock – diluted	$2.09		$1.48
Dividends declared per share	$0.46		$0.38

Domino’s Pizza: Q4 2017 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Year Ended
(In thousands, except per share data)	December 31, 2017	% of Total Revenues	January 1, 2017	% of Total Revenues
Revenues:
Domestic Company-owned stores	$490,846		$439,024
Domestic franchise	351,387		312,260
Supply chain	1,739,038		1,544,345
International franchise	206,708		176,999

Total revenues	2,787,979	100.0%	2,472,628	100.0%

Cost of sales:
Domestic Company-owned stores	377,674		331,860
Supply chain	1,544,314		1,373,077

Total cost of sales	1,921,988	68.9%	1,704,937	69.0%

Operating margin	865,991	31.1%	767,691	31.0%
General and administrative	344,759	12.4%	313,649	12.7%

Income from operations	521,232	18.7%	454,042	18.3%
Interest expense, net	(121,079)	(4.3)%	(109,384)	(4.4)%

Income before provision for income taxes	400,153	14.4%	344,658	13.9%
Provision for income taxes	122,248	4.4%	129,980	5.2%

Net income	$277,905	10.0%	$214,678	8.7%

Earnings per share:
Common stock – diluted	$5.83		$4.30
Dividends declared per share	$1.84		$1.52

Domino’s Pizza: Q4 2017 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	December 31, 2017	January 1, 2017
Assets
Current assets:
Cash and cash equivalents	$35,768	$42,815
Restricted cash and cash equivalents	191,762	126,496
Accounts receivable	173,677	150,369
Inventories	39,961	40,181
Advertising fund assets, restricted	120,223	118,377
Prepaid expenses and other	18,389	17,635

Total current assets	579,780	495,873
Property, plant and equipment, net	169,586	138,534
Other assets	87,387	81,888

Total assets	$836,753	$716,295

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$32,324	$38,887
Accounts payable	106,894	111,510
Advertising fund liabilities	120,223	118,377
Other accrued liabilities	138,844	134,924

Total current liabilities	398,285	403,698
Long-term liabilities:
Long-term debt, less current portion	3,121,490	2,148,990
Other accrued liabilities	52,362	46,750

Total long-term liabilities	3,173,852	2,195,740
Total stockholders’ deficit	(2,735,384)	(1,883,143)

Total liabilities and stockholders’ deficit	$836,753	$716,295

Domino’s Pizza: Q4 2017 Earnings Release, Page Eleven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
(In thousands)	December 31, 2017	January 1, 2017
Cash flows from operating activities:
Net income	$277,905	$214,678
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	44,369	38,140
(Gains) losses on sale/disposal of assets	(3,148)	863
Amortization of debt issuance costs	10,976	6,418
Provision (benefit) for deferred income taxes	6,160	(3,059)
Non-cash compensation expense	20,713	18,564
Tax impact from equity-based compensation	(27,227)	(48,129)
Other	(277)	(224)
Changes in operating assets and liabilities	9,565	60,022

Net cash provided by operating activities	339,036	287,273
Cash flows from investing activities:
Capital expenditures	(90,011)	(58,555)
Proceeds from sale of assets	6,835	4,936
Changes in restricted cash	(65,266)	54,444
Other	(562)	(1,661)

Net cash used in investing activities	(149,004)	(836)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,900,000	63,000
Repayments of long-term debt and capital lease obligations	(928,193)	(122,334)
Proceeds from exercise of stock options	6,099	15,234
Tax impact from equity-based compensation	—	48,129
Purchases of common stock	(1,064,253)	(300,250)
Tax payments for restricted stock upon vesting	(9,449)	(5,646)
Payments of common stock dividends and equivalents	(84,298)	(73,925)
Cash paid for financing costs	(16,846)	—
Other	(205)	—

Net cash used in financing activities	(197,145)	(375,792)

Effect of exchange rate changes on cash and cash equivalents	66	(1,279)

Change in cash and cash equivalents	(7,047)	(90,634)
Cash and cash equivalents, at beginning of period	42,815	133,449

Cash and cash equivalents, at end of period	$35,768	$42,815

###